UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 18, 2011

GT ADVANCED TECHNOLOGIES INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	001-34133 (Commission File Number)	03-0606749 (IRS Employer Identification No.)

243 Daniel Webster Highway

Merrimack, New Hampshire 03054

(Address of Principal Executive Offices, including  Zip Code)

(603) 883-5200

(Registrant’s Telephone Number, Including Area Code)

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On November 18, 2011, GT Advanced Technologies Inc. (the “Company” or “GT”) entered into a master confirmation agreement and a transaction confirmation agreement (collectively, the “Agreement”) with UBS AG, London Branch (“UBS”) to effect an accelerated repurchase of $75 million of the Company’s common stock.  The shares are being repurchased as part of the Company’s previously announced $100 million share repurchase authorization.

Pursuant to the Agreement, GT will pay $75 million (the “Up Front Payment”) to UBS on November 21, 2011 and is expected to receive approximately 7.8 million shares of its common stock (the “Initial Shares”), currently estimated to be approximately 80% of the total shares to be repurchased under the Agreement (based on GT’s closing share price of $7.67 on November 18, 2011).  The Company intends to make the Up Front Payment with its available cash on hand.

The total number of shares ultimately repurchased under the Agreement will be determined upon final settlement. GT will either receive a settlement amount of additional shares of its common stock or, under certain circumstances, be required to remit a settlement amount, payable, at GT’s option, in cash or common stock.  GT’s effective per share repurchase price under the Agreement will be based generally on the volume-weighted average share price of its common stock, less a discount, during a period of up to four months (the “Average Share Price”) and the settlement amount will be equivalent to the Up Front Payment divided by the Average Share Price, minus the number of Initial Shares.

The Agreement is subject to terms customary for similar agreements of this type, including but not limited to providing for the effect of extraordinary corporate transactions and setting forth circumstances under which the Agreement may be accelerated, terminated or unwound early.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GT ADVANCED TECHNOLOGIES INC.

/s/ HOIL KIM
Date: November 21, 2011	Hoil Kim
Vice President, Chief Administrative Officer and
General Counsel